UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AVID TECHNOLOGY, INC.
_______________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	04-2977748
(State of incorporation or organization)	(IRS Employer Identification No.)

75 Network Drive, Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a
Class of securities pursuant to Section 12(b)
of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [   ]

Securities Act registration statement file number to which this form relates: ________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	NASDAQ Global Select Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On January 2, 2014, the Board of Directors of Avid Technology, Inc., a Delaware corporation (the “Company”), subject to the execution of the Rights Agreement described below, declared a dividend payable on January 17, 2014 of one right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company held of record at the close of business on January 17, 2014. The Rights will be issued pursuant to a Rights Agreement, dated as of January 6, 2014 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.
The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed on or prior to the close of business on the tenth business day following the Stock Acquisition Date, as defined in the Rights Agreement, before the consummation of such transaction.
As of January 2, 2014, there were 42,339,117 shares of Common Stock issued (of which 39,081,641 shares were outstanding and 3,257,476 shares were held in treasury) and 3,775,132 shares reserved for issuance pursuant to employee benefit plans. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.
The Rights Agreement (which includes as Exhibit B the form of Rights Certificates, and as Exhibit C the form of Summary of Rights) and the Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock are attached hereto as exhibits and are hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8‑K, dated January 7, 2014 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description
(1)
Rights Agreement, dated as of January 6, 2014, between Avid Technology, Inc. and Computershare Trust Company, N.A., as Rights Agent, including all exhibits thereto (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(2)
Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (hereby incorporated by reference to Exhibit 3.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(3)
Form of Rights Certificates, included in Exhibit B to the Rights Agreement (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(4)	Form of Summary of Rights, included in Exhibit C to the Rights Agreement (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: January 7, 2014	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
(1)
Rights Agreement, dated as of January 6, 2014 (the “Rights Agreement”), between Avid Technology, Inc. and Computershare Trust Company, N.A., as Rights Agent (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(2)
Amended Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (hereby incorporated by reference to Exhibit 3.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(3)
Form of Rights Certificates, included in Exhibit B to the Rights Agreement (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).

(4)	Form of Summary of Rights, included in Exhibit C to the Rights Agreement (hereby incorporated by reference to Exhibit 4.1 to Avid Technology, Inc.’s Current Report on Form 8-K, dated January 7, 2014).